Exhibit 99.5

Press Release	MAILING ADDRESS
P.O. Box 513396 Los Angeles, CA 90051-1396 5200 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

For Immediate Release

Date:	October 13, 2010

Contact:	Tom Schaffner 323-881-4150 tschaffner@unifiedgrocers.com

Unified Successfully Completes Two Financing Agreements — 5-Year Revolver and New Credit Line for Loans to Retailers

(LOS ANGELES) — Unified Grocers, the largest wholesale grocery cooperative in the western United States, announced today that it has completed two long-term credit agreements at favorable terms — a 5-year revolving credit facility for the cooperative and a new 3-year credit line for the cooperative’s wholly-owned finance company, Grocers Capital Company.

The new revolving credit facility is used to refinance the existing line of credit. The borrowing capacity remains at $275 million and extends until October 2015. The financing was led by Wells Fargo Bank with seven other banks also participating in the transaction. Instead of waiting another year for the Company’s existing revolving credit agreement to mature, Unified considered it prudent to refinance early and eliminate future risks that could develop during these uncertain and volatile times. The new financing agreement contains competitive borrowing rates and flexible terms and conditions for Unified.

Unified also announced that its finance subsidiary, Grocers Capital Company, has executed a new 3-year credit facility with a borrowing capacity of $15 million. This agreement is led by California Bank & Trust with NCB, FSB participating. This credit line is available to make loans to Unified’s member retailers.

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PAGE 2 —	UNIFIED SUCCESSFULLY COMPLETES TWO FINANCING AGREEMENTS — 5-YEAR REVOLVER AND NEW CREDIT LINE FOR LOANS TO RETAILERS

“While interest rates remain near historic lows, this is a very challenging environment in which to seek credit – perhaps tougher and more restrictive than ever before,” said Al Plamann, president and chief executive officer, Unified Grocers. “Banks continue to be very careful and cautious about lending money. They prefer to do business with companies that have strong balance sheets — and I’m very pleased that we have easily met this requirement.

“We have well-established relationships with all of the banks participating in both of these credit agreements and we are very happy to be able to continue our partnership with each of them in the future,” Plamann said.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated approximately $4.1 billion in sales during fiscal 2009, offer independent retailers all the resources they need to compete in the supermarket industry.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Unified Grocers based on Management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company’s Form 10-K and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.